UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 31, 2015

FOUR OAKS FINCORP, INC.
(Exact name of registrant as specified in its charter)

North Carolina	000-22787	56-2028446
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

6114 U.S. 301 South Four Oaks, North Carolina	27524
(Address of principal executive offices)	(Zip Code)

(919) 963-2177
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 31, 2015, the Board of Directors (the “Board”) of Four Oaks Fincorp, Inc. (the “Company”) appointed David H. Rupp, the Company’s current Executive Vice President, Chief Operating Officer and member of the Board, to serve as President of the Company and Four Oaks Bank & Trust Company, the Company’s wholly-owned subsidiary (the “Bank”). Ayden R. Lee, Jr., who has been serving as the President of the Company and the Bank, will continue to serve in his roles of Chief Executive Officer of the Company and the Bank and Chairman of the Board.

To reflect this change of role, on March 31, 2015, Mr. Lee entered into Amendment No. 1 to his Employment Agreement and Mr. Rupp entered into Amendment No. 2 to his Employment Agreement.  Neither Mr. Lee nor Mr. Rupp will receive any additional compensation in connection with this transition.

Certain of the Company’s directors and executive officers, members of their immediate families, and entities with which they are involved are customers of, and borrowers from, the Bank in the ordinary course of business. All loans and other extensions of credit made by the Bank to such individuals are made substantially on the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with other customers.  In the opinion of management, these loans do not involve more than normal risk of collectibility or contain other unfavorable features.

A copy of the press release announcing the executive reorganization is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibits.

	Exhibit No.	Description of Exhibit

	10.1	Amendment No. 1 to the Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr.

	10.2	Amendment No. 2 to the Employment Agreement with David H. Rupp

	99.1	Press Release issued on April 2, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOUR OAKS FINCORP, INC.

	By:	/s/ Ayden R. Lee, Jr.
Ayden R. Lee, Jr.
Chairman and Chief Executive Officer

Date: April 2, 2015

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1	Amendment No. 1 to the Amended and Restated Executive Employment Agreement with Ayden R. Lee, Jr.

10.2	Amendment No. 2 to the Employment Agreement with David H. Rupp

99.1	Press Release issued on April 2, 2015